EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Unicapital Acquisition Corp., and the name of the corporation being merged into this surviving corporation is Tai Pan Holding, Inc.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Tai Pan Holding, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on March 16, 2009.

SIXTH: The Agreement and Plan of Merger is on file at 99 S. Lake Ave., Suite 208, Pasadena, CA 91101, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed this 11th day of March, A.D., 2009.

/s/ Cheng Yu Wang

Name: Cheng Yu Wang
Title: CFO and Secretary